Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LIMITED LIABILITY COMPANY AGREEMENT

among

HEXITECH INC.

and

THE MEMBERS NAMED HEREIN

dated as of

April 17, 2026

i

ii

iii

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of HexiTech LLC, a Delaware limited liability company (the “Company”), is entered into as of April 17, 2026, by and among the Company, Hexion Inc., a New Jersey corporation (“Hexion”), and CitroTech, Inc., a Wyoming corporation (“CitroTech”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on April 14, 2026 (the “Certificate of Formation”) for the purpose set forth in Section 2.05 of this Agreement;

WHEREAS, pursuant to a Contribution Agreement, dated as of the date hereof, by and between Hexion, and the Company (the “Contribution Agreement”), Hexion has agreed to contribute, or cause to be contributed, to the Company certain assets, each as described in further detail in the Contribution Agreement) in exchange for 50% of the Membership Interests;

WHEREAS, pursuant to an Intellectual Property License Agreement, dated as of the date hereof, by and between CitroTech and the Company (the “License Agreement”), CitroTech has granted to the Company an exclusive, worldwide, perpetual license, to the FR IP for use in the Field of Use, in exchange for 50% of the Membership Interests;

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Additional Capital Contributions” has the meaning set forth in Section 3.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, the term “Affiliate” does not, when used with respect to (a) a Member or Manager, include the Company; or (b) the Company, include a Member or its Affiliates; (c) Hexion, include its parent or any of its parent’s operating or portfolio companies or affiliated investment funds that Hexion does not control provided that companies or funds do not receive Confidential Information.

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“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, supplemented, modified, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable Taxes” has the meaning set forth in Section 6.04.

“Asserting Member” has the meaning set forth in Section 7.14.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding that has not been dismissed within 120 days following the filing thereof; or (e) the expiration of 60 days following the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015, as amended.

“Blacklist” has the meaning set forth in Section 9.01(b)(vii).

“Board” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.03(d)) by unanimous consent of the Members, as of the following times:

(i) the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

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(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.11(a).

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Business Plan” has the meaning set forth in Section 7.09.

“Call Interests” has the meaning set forth in Section 9.03(a).

“Call Notice” has the meaning set forth in Section 9.03(a).

“Call Option” has the meaning set forth in Section 9.03(a).

“Call Price” has the meaning set forth in Section 9.03(a).

“Capital Account” has the meaning set forth in Section 3.04.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairperson” has the meaning set forth in Section 7.08.

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“Change of Control” means an Ownership Change Event (as defined herein) or a series of related Ownership Change Events whereby the equity holders of either Hexion or CitroTech, as applicable, immediately before the transaction(s) do not retain, immediately after the transaction(s), direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of their outstanding equity, or the entity to which all or substantially all their assets were transferred. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the equity of one or more Persons that own the resulting party or transferee, as the case may be, either directly or through one or more Persons.

“CitroTech” has the meaning set forth in the Preamble.

“CitroTech Manager” has the meaning set forth in Section 7.02(a)(ii).

“CitroTech Exit” has the meaning set forth in Section 9.06(b).

“CitroTech Put Date” has the meaning set forth in Section 9.06(b).

“CitroTech Put Right” has the meaning set forth in Section 9.06(b).

“CitroTech Put Right Notice” has the meaning set forth in Section 9.06(b).

“Commercialization Target” has the meaning set forth in Section 6.01(b)(iii).

“Company” has the meaning set forth in the Preamble.

“Company FMV” means the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, the Company in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions (a) assuming that any Additional Capital Contributions theretofore required to be funded pursuant to Section 3.02(a) have been funded prior to the time of the valuation; and (b) without regard to (i) lack of marketability, (ii) lack of control, (iii) minority control, (iv) lack of key person, or (v) any similar valuation discounts or deductions.

“Company Interest Rate” has the meaning set forth in Section 6.02(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Competitor” has the meaning set forth in Section 10.02(a).

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Deadlock” has the meaning set forth in Section 7.12(a).

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“Default Amount” has the meaning set forth in Section 3.02(b).

“Default Loan” has the meaning set forth in Section 3.02(b).

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Member” means (i) a Member that has failed to make an Additional Capital Contribution pursuant to Section 3.02(a) for so long as it is a Non-Contributing Member; or (ii) has breached such Member’s agreements contained in this Agreement or in any JV Agreement and such breach, if capable of cure, in either case remains uncured for 30 days after written notice of such breach to such Member.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Dissolution” means, with respect to a Member, the occurrence of any of the following: (a) if such Member is a partnership or limited liability company, the dissolution and commencement of winding up of such partnership or limited liability company; or (b) if such Member is a corporation, the dissolution of the corporation or the revocation of its charter.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Royalty” has the meaning set forth in Section 9.06(b).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined by unanimous consent of the Managers; provided, that if the Managers are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of 30 days), such fair market value shall be determined by an investment banking, accounting, or valuation firm selected by unanimous agreement of the Managers or, if the Managers are unable to agree on a firm within a 30 day period, the Independent Manager shall select such a firm. The determination of such firm shall be final, conclusive, and binding and the fees and expenses of such valuation firm shall be borne by the Company.

“Field of Use” means all factory applications of the FR IP, including without limitation coating, spraying, factory dipping, saturating and any future or new uses that may be applied in a factory.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“FMV Determination Date” has the meaning set forth in Section 9.03(b).

“FR IP” means CitroTech’s fire suppression, fire retardant, fire resistant, and adjacent technologies licensed by CitroTech to the Company pursuant to the License Agreement.

“Fundamental Matter” shall mean any of the following regarding the Company:

(a) An amendment, modification, or waiver of the Certificate of Formation or this Agreement, other than as provided in Section 13.09;

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(b) A material change to the nature of the business conducted by the Company, a change in the Business Plan, or its entry into any business other than the Business;

(c) Any issuance, repurchase, or redemption of any Membership Interest or other equity interest or any securities convertible into or exercisable for any Membership Interest or other equity interest, or acceptance of any Capital Contribution other than the Initial Capital Contributions or Additional Capital Contributions;

(d) Amendment, modification or waiver of any term of the Services Agreement, the License Agreement and/or the Contribution Agreement;

(e) Any determination to request Capital Contributions from the Members (other than with respect to Additional Capital Contributions with respect to normal working capital needs);

(f) Make any investment inconsistent with any investment policy approved by the Board of Managers;

(g) Sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(h) Incur any aggregate indebtedness in excess of $1,000,000 that is not already included in the Budget, other than trade credit incurred in the ordinary course of business;

(i) Enter into any strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than five hundred thousand dollars ($500,000) other than (A) commercial sales contracts in the ordinary course of business and (B) any relationship included in any approved Budget;

(j) Any material change in tax or accounting methods or policies (other than as required by GAAP);

(k) Except as provided in Section 7.14, initiation or settlement of any lawsuit, legal action, dispute, arbitration, mediation, or other judicial or administrative proceeding, in each case other than in the ordinary course of business, or any agreement to the provision of any equitable relief;

(l) Approval of any Budget; or

(m) Initiation of a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding) or, other than as contemplated by ARTICLE XII, dissolve, wind-up, or liquidate the Company.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Hexion” has the meaning set forth in the preamble.

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“Hexion Manager” has the meaning set forth in Section 7.02(a)(i).

“Hexion Put Right” has the meaning set forth in Section 9.06(a).

“Hexion Put Right Date” has the meaning set forth in Section 9.06(a).

“Hexion Put Right Notice” has the meaning set forth in Section 9.06(a).

“Initial Budget” has the meaning set forth in Section 7.11(a).

“Initial Capital Contribution” has the meaning set forth in Section 3.01(a).

“Initial Commercialization Date” has the meaning set forth in Section 6.01(b)(iii).

“Initial Capital Account Disparity Amount” means the difference, if any, between the Capital Accounts of Hexion and CitroTech based on the relative valuations of the property contributed by each of Hexion and CitroTech at the time of the Initial Capital Contribution.

“Initial Members” means Hexion and CitroTech.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“JV Agreements” means the Services Agreement, the License Agreement, the Contribution Agreement, together with any additional agreements that may hereafter be entered into between the Company and a Member or its Affiliate relating to the provision of services or assets to the Company in accordance with the terms of this Agreement.

“JV Products” has the meaning set forth in Section 10.04.

“License Agreement” has the meaning set forth in the Recitals.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 8.02(a).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.03(d).

“Mediation Period” has the meaning set forth in Section 7.12(c).

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Indemnitors” has the meaning set forth in Section 8.02(g).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

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“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right to (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company; (b) its distributive share of the assets of the Company; (c) vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Negotiation Period” has the meaning set forth in Section 7.12(a).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Contributing Member” has the meaning set forth in Section 3.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

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“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offer” has the meaning set forth in Section 9.06(a).

“Offered Interest” has the meaning set forth in Section 9.06(a).

“Offeree” has the meaning set forth in Section 9.06(a).

“Offeror” has the meaning set forth in Section 9.06(a).

“Officers” has the meaning set forth in Section 7.09.

“Ownership Change Event” means, with respect to either Hexion of CitroTech, the occurrence of any of the following: (a) the direct or indirect sale or exchange in a single or series of related transactions of more than fifty percent (50%) of the voting equity of such entity; (b) a merger or consolidation; or (c) the sale, exchange, or transfer of all or substantially all of their assets.

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A hereto. The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related-Party Agreement” means any agreement, arrangement, transaction, or understanding between the Company and any Member or Manager or any Affiliate of a Member or Manager.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 10.02(a).

“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(c).

“ROFR Offer Period” has the meaning set forth in Section 9.06(a).

“ROFR Notice” has the meaning set forth in Section 9.06(a).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

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“Services Agreement” has the meaning set forth in the Recitals.

“Specified Indemnified Persons” has the meaning set forth in Section 8.02(g).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Matters Representative” has the meaning set forth in Section 11.04(a).

“Taxing Authority” has the meaning set forth in Section 6.02(b).

“Term” has the meaning set forth in Section 2.06.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Transferring Member” has the meaning set forth in Section 9.02.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Valuation Firm” has the meaning set forth in Section 9.03(b).

“Withholding Advances” has the meaning set forth in Section 6.02(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and gender-neutral forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (iv) to the consent or approval of a Member means the consent or approval of such Member (and not, for the avoidance of doubt, Managers designated by such Member). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization

Section 2.01 Formation.

(a) The Company was formed on April 14, 2026, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

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(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “HexiTech LLC”.

Section 2.03 Principal Office. The principal office of the Company is located at 6400 S. Fiddlers Green Cir, Suite 300, Greenwood Village, CO 80111, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purpose of the Company is to engage in (i) the design, manufacture, production, marketing and sale of products incorporating the FR IP in the Field of Use (the “Business”) and (ii) any and all lawful activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purpose for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 No State-Law Partnership. The Members intend that the Company shall not be a partnership or common law joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager, or Officer of the Company, for any purposes other than as set forth in Section 11.03.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions.

(a) In connection with the transactions contemplated by the Contribution Agreement and License Agreement, contemporaneously with the execution of this Agreement, the Initial Members have made the following initial Capital Contributions (each, an “Initial Capital Contribution”) to the Company in exchange for the Membership Interest in the amount set forth opposite such Initial Member’s name on Schedule A hereto:

(i) the assets contributed by Hexion pursuant to the Contribution Agreement; and

(ii) the license by CitroTech of the FR IP pursuant to the License Agreement.

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(b) The Board shall update Schedule A hereto upon the Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement, upon the Company’s receipt of notice of a change of address of a Member, or as otherwise required by the terms hereof.

Section 3.02 Additional Capital Contributions.

(a) In addition to their Initial Capital Contributions, the Members shall make additional Capital Contributions in cash, in proportion to their respective Percentage Interests, as determined by the Board from time to time to be reasonably necessary to pay any operating, capital, or other expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”); provided, that such Additional Capital Contributions shall not exceed the corresponding amounts expressly provided for in the then approved Budget. Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Member’s Percentage Interest), and (iv) the date (which date shall not be less than 20 Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b) If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02(a), then such Member shall be deemed to be a “Non-Contributing Member.” A Member that is not in default of its obligations under Section 3.02(a) (a “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. The proceeds of such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) twelve percent (12%) per annum and (ii) the maximum rate permitted at law (the “Default Rate”) and shall be recourse debt of the Non-Contributing Member. Until such time as all Default Loans made to a Non-Contributing Member, together with interest thereon, have been repaid to the Contributing Member by such Non-Contributing Member as provided in this Section 3.02(b), (x) distributions payable to the Non-Contributing Member pursuant to this Agreement shall be paid to the Contributing Member as and to the extent provided in Section 6.01(b)(i) and (y) any such amounts paid to the Contributing Member shall be treated as a payment of any principal or interest on any Default Loan nor as an advance on any other distributions to which the Contributing Member may otherwise be entitled. So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon its repayment in full of a Default Loan made to such Non-Contributing Member, such Non-Contributing Member shall (so long as it does not have any other outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member. Notwithstanding anything herein to the contrary, a Contributing Member may in its sole discretion demand payment of any outstanding Default Loan at any time by delivering a notice to the Non-Contributing Member, at which time such Default Loan and any accrued and unpaid interest thereon shall be immediately due and payable to the Contributing Member; provided, however, that if CitroTech is the Non-Contributing Member, (i) CitroTech shall have 180 days to repay the Default Loan, (ii) if at the expiration of the 180 days is CitroTech has not repaid the Default Loan, then (iii) Hexion’s rights under Section 9.03 shall be accelerated and Hexion shall have the option to purchase the Call Interests as provided in Section 9.03, less the amount of any unpaid Default Loan.

(c) Any Default Amount that is not funded pursuant to a Default Loan shall bear interest at the Default Rate (compounded monthly on the first day of each calendar month) from the date such Additional Capital Contribution was due until paid in full to the Company by the Non-Contributing Member. Upon payment in full of any such Default Amount, together with interest accrued thereon, such Non-Contributing Member shall (so long as it does not have any outstanding Default Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

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(d) Notwithstanding the foregoing, if a Non-Contributing Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan, and such Additional Capital Contribution remains unpaid on the date 180 days after the date the Contributing Member has provided written notice to the Non-Contributing Member demanding payment thereof, without limitation of any other rights or remedies that may be available, a Contributing Member may institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of such unpaid Additional Capital Contribution, together with interest accrued thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member; provided, however, that if CitroTech is the Non-Contributing Member, then at the expiration of the 180 days, then Hexion’s rights under Section 9.03 shall be accelerated and Hexion shall have the option to purchase the Call Interests as provided in Section 9.03, less the amount of any unpaid Default Loan.

(e) Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Member to fund its portion of an Additional Capital Contribution, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 3.02 is fair and reasonable.

(f) Except as set forth in this Section 3.02 or Section 3.06, no Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.03 Advance to CitroTech.

(a) Notwithstanding Section 3.02, Hexion agrees to provide up to six million dollars of principal of loans to CitroTech (the “Advance”) for CitroTech to draw on to fund Additional Capital Contributions prior to December 31, 2027. Prior to December 31, 2027, CitroTech, in CitroTech’s discretion, may elect to draw on the Advance in order to fund Additional Capital Contributions required pursuant to Section 3.02(a). Funds drawn on the Advance may only be used to fund Additional Capital Contributions.

(b) All amounts drawn (all such amounts, the “Principal”) on the Advance will accrue interest at twelve percent (12%) per annum (“Advance Interest”).

(c) All Principal and Advance Interest accrued with respect thereto must be repaid by CitroTech to Hexion within eighteen (18) months of such draw on the Advance. Seventy-five percent (75%) of all amounts that would otherwise be distributed by the Company to CitroTech pursuant to Section 6.01 shall be paid to Hexion until the Principal and Advance Interest have been fully repaid; provided, however, that to the extent the Principal and Advance Interest related to a draw has not been repaid to Hexion within eighteen (18) months from the date of such draw the Company shall pay to Hexion one hundred percent (100%) of the amounts that would otherwise be distributed by the Company to CitroTech pursuant to Section 6.01 until such amounts have been fully repaid; provided, further, that CitroTech may, in CitroTech’s discretion repay any Principal or Advance Interest directly to Hexion with other funds at any time. Upon a dissolution or liquidation of the Company, to the extent that any Principal or Advance Interest remains outstanding, one hundred percent (100%) of the amounts that would otherwise be distributed by the Company to CitroTech would be paid to Hexion until such amounts have been fully repaid.

(d) The Advance will be treated as indebtedness for US federal income tax purposes.

Section 3.04 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.04. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

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(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.05 Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XII in respect of such Membership Interest.

Section 3.06 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.07 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management, or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement or any JV Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.08 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.04(a)(iii), if applicable.

Section 3.09 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Any determination to modify the manner in which the Capital Accounts are computed, or to authorize any increase or decrease to the Capital Accounts, in order to comply with such Treasury Regulations shall be made by the Board in accordance with the provisions of this Agreement.

ARTICLE IV
Members

Section 4.01 Admission of New Members.

(a) A new Member may be admitted from time to time in connection with a Transfer of a Membership Interest in accordance with this Agreement, subject to compliance with the provisions of ARTICLE IX, and following compliance with the provisions of Section 4.01(b).

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(b) In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A hereto and the satisfaction of any applicable conditions as may reasonably be deemed necessary by the Board to effect such admission, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.04.

(c) Any Member that proposes to Transfer its Membership Interest shall (i) be responsible for the payment of expenses incurred by such Member in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 9.03, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated.

Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or another Member, whether arising in contract, tort, or otherwise, solely by reason of being a Member.

Section 4.03 Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of its Bankruptcy or any other events specified in Section 18-304 of the Delaware Act.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Certification of Membership Interests.

(a) Unless requested by a Member, the Board shall not issue certificates representing the Membership Interests.

(b) Upon request of a Member, the Board shall issue a certificate to such Member representing its Membership Interest.

(c) If the Board issues certificates representing Membership Interests, then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

“THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.”

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ARTICLE V
Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members such that if the Company were to liquidate completely after the end of such Fiscal Year and in connection with such liquidation, sell all of its assets at their Book Values, settle all of its liabilities to the extent of the available assets of the Company (limited, in the case of nonrecourse liabilities, to the collateral securing such liability), and each Member were to pay to the Company at that time the amount of any obligation then unconditionally due in a non-Member capacity to the Company, then: (a) the distribution by the Company of any remaining cash to the Members such that their respective Capital Account balances would correspond as closely as possible to the liquidating distributions that would result if the liquidating distributions had instead been made in accordance with Section 12.03; and (b) any resulting deficit Capital Account balance would correspond as closely as possible to the manner in which economic responsibility for such deficit Capital Account balances would be borne by the Members under the terms of this Agreement. Notwithstanding anything to the contrary in this Section 5.01, upon the liquidation of the Company, and prior to any other allocations under this Section 5.01 with respect to such liquidation, Net Income shall be specially allocated to Hexion in an amount up to the Initial Capital Account Disparity Amount, to the extent that Hexion’s Capital Account balance is less than CitroTech’s Capital Account balance. This allocation is intended to equalize the Capital Accounts of Hexion and CitroTech to the extent of any such disparity prior to any liquidating distributions and shall be interpreted consistently with that intent.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

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Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the remedial method of Treasury Regulation Section 1.704-3(d), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
Distributions

Section 6.01 General.

(a) Any available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service and operating expenses (including costs and reserves for raw materials, distribution, manufacturing, administrative, selling, and product warranty costs), and such other reasonable reserves as the Board may determine, shall be distributed to the Members, on at least an annual basis, pro rata in accordance with their Percentage Interests.

(b) Notwithstanding anything herein to the contrary:

(i) If a Non-Contributing Member has an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Non-Contributing Member pursuant to Section 6.01 or ARTICLE XII shall not be paid to such Non-Contributing Member but shall be deemed distributed to such Non-Contributing Member and paid on behalf of such Non-Contributing Member to the other Member that funded such Default Loan in accordance with Section 3.02(b).

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(ii) If a Non-Contributing Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 or ARTICLE XII (up to the amount of such unpaid Additional Capital Contribution, together with interest accrued thereon in accordance with Section 3.02(c)) shall not be paid to such Member but shall be deemed distributed to such Member and repaid to the Company (which payment shall first be applied to pay any accrued interest on such Additional Capital Contribution and thereafter to reduce the amount of the unpaid Additional Capital Contribution).

(iii) Notwithstanding the foregoing, if the Company has not achieved at least Ten Million Dollars ($10,000,000) in annual recurring revenue from sales of its products to customers (the “Commercialization Target”) by March 31, 2028 (the “Initial Commercialization Date”), Hexion shall be entitled to receive eighty-five percent (85%) of distributions paid to the Members until the Company has achieved the Commercialization Target.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt financing agreements.

Section 6.02 Tax Withholding; Withholding Advances.

(a) Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist the Company in determining the extent of, and in fulfilling, any withholding obligations it may have under Applicable Law.

(b) The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Board (not including, for purposes of such vote any Managers designated by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

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(e) Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an excess withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(f) The provisions of this Section 6.02 and the obligations of a Member pursuant to Section 6.02 shall survive the termination, dissolution, liquidation, and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest.

Section 6.03 Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as provided in Section 12.03(d), non-cash distributions are not permitted without the unanimous consent of the Members.

Section 6.04 Tax Distributions. To the extent that the Company has available cash, the Company shall make cash distributions to the Members in amounts designed to enable each Member to pay taxes attributable to such Member’s allocable share of the Company’s taxable income (such taxes, the “Applicable Taxes”). The amount distributable to each Member in respect of Applicable Taxes, if any, for any tax payment date (including any estimated tax payment date) shall be equal to the excess of: (i) the product of (x) the assumed tax rate of twenty-five percent (25.0%) (or such other higher rate as the Managers may determine from time to time to be the maximum net aggregate tax rate applicable to any Member) multiplied by (y) the net amount (or estimated net amount) of taxable income allocated by the Company to such Member for the period taken into account for purposes of making such Member’s scheduled tax payment and all prior periods in respect of the same Fiscal Year (reduced by such Member’s allocable share of taxable losses from all prior periods to the extent not previously taken into account pursuant to this clause (i) and excluding any taxable income or gain specially allocated to such Member under Code Section 704(c) and the related Treasury Regulations, except including any such income attributable to the allocation of income to a Member arising from the Company’s use of the “remedial allocation” method), over (ii) all previous distributions (if any) made to such Member pursuant to this Section 6.01 or pursuant to Section 6.04 in respect of such Fiscal Year (as determined by the Managers). Distributions pursuant to this Section 6.04, if any, (A) shall be treated as advances against amounts otherwise distributable to the Members to whom such distributions were made for purposes of Section 6.01 (in the order in which such amounts would have otherwise been distributable) and shall reduce the amounts that would subsequently otherwise be distributable to the Members for all purposes under this Agreement and (B) shall be made only to the extent that all previous distributions from the Company in respect of a Fiscal Year (as determined by the Managers) to such Member (other than distributions pursuant to this Section 6.04) are not sufficient to pay such Member’s Applicable Taxes for such Fiscal Year. No distributions pursuant to this Section 6.04 shall be made in connection with a liquidation or dissolution of the Company pursuant to ARTICLE XII.

For the avoidance of doubt, distributions contemplated in this Section 6.04 shall take precedence over any reallocation of distributions in Section 3.03 or Section 6.01(b)(iii).

ARTICLE VII
Management

Section 7.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be designated in accordance with the provisions of Section 7.02 and constitute the “managers” (as that term is defined the Delaware Act) of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete, and exclusive power, authority, and discretion for, on behalf of, and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Manager, acting in such Manager’s capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein, in a JV Agreement, or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.

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Section 7.02 Board Composition.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times three. The Board shall be comprised as follows:

(i) one individual designated by Hexion (the “Hexion Manager”), who shall initially be Michael Lefenfeld;

(ii) one individual designated by CitroTech (the “CitroTech Manager”), who shall initially be Wes Bolsen; and

(iii) one individual appointed by the mutual agreement of the Members not otherwise an Affiliate of either Member (the “Independent Manager”), which seat shall initially be vacant.

(b) At all times, the composition of any board of directors, board of managers, or similar governing body of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by unanimous consent of the Members, the quorum, removal rights, meeting procedures, and voting requirements set forth in this ARTICLE VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.

Section 7.03 Removal; Resignation; Vacancies.

(a) Each Member may remove any Manager designated by it (including, for the avoidance of doubt, that either Member may remove the Independent Director) at any time with or without cause, effective upon written notice to the other Member and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).

(b) A Manager may resign at any time from the Board by delivering such Manager’s written resignation to the Chairperson (email being sufficient). Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(c) Any vacancy on the Board resulting from the resignation, removal, death, or disability of a Manager shall be filled by the same Member that designated such Manager pursuant to Section 7.02(a), with such appointment to become effective immediately upon delivery of such written notice of such appointment to the other Member and the Chairperson, or with respect to the Independent Manager, upon confirmation from both Members to the Company that such appointed person is acceptable to such Member.

(d) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the designation, removal, or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(e) Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the board of directors or other governing body of any Subsidiary of the Company consists of the Managers that are duly designated in accordance with such sections.

Section 7.04 Meetings.

(a) Regular meetings of the Board shall, unless otherwise agreed by the Board, be held on at least a quarterly basis on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called at any time at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the principal office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

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(b) The Chairperson shall provide written notice of each regular meeting of the Board stating the place, date, and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail no less than fifteen (15) days before the date of such meeting; provided, however, that the business to be transacted at any regular meeting shall not be limited to the matters set forth on any agenda circulated prior to the meeting. Each Manager shall, not later than five (5) days following such Manager’s receipt of such proposed agenda, provide the Chairperson with notice of any additional agenda items that such Manager desires to be considered at the meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters. If any additional agenda items are provided to the Chairperson, the Chairperson shall circulate an updated agenda incorporating such additional items to all Managers, together with any relevant supporting material provided to the Chairperson, not later than five (5) days prior to such regular meeting.

(c) A Manager calling a special meeting shall provide written notice of the special meeting of the Board stating the place, date, and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail no less than ten (10) days before the date of such meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than two (2) days if the Chairperson or Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than ten (10) days. Each Manager shall, not later than two (2) days following such Manager’s receipt of such proposed agenda, provide the Chairperson with notice of any additional agenda items such Manager desires to be considered at such meeting, together with any relevant supporting material sufficient to inform the other Managers of such additional matters. If any additional agenda items are provided to the Chairperson, the Chairperson shall circulate an updated agenda incorporating any such additional items to all Managers, together with any relevant supporting material provided to the Chairperson, not later than one (1) Business Day before the date of such special meeting. The business to be transacted at any special meeting shall, unless otherwise agreed unanimously by the Managers present at such meeting, be limited to the matters set forth on the agenda last circulated prior to the meeting.

(d) Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under Section 7.04(b) or Section 7.04(c), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(e) The decisions and resolutions of the Board shall be recorded in minutes prepared by the Chairperson (or such other Person as may be designated by the Board from time to time), which shall state the date, time, and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting or written consent. The Chairperson (or such other Person as may be designated by the Board) shall circulate a draft of the minutes of each meeting to all Managers within ten (10) Business Days following the date of such meeting. The minutes shall be entered in a minute book kept digitally and at the principal office of the Company.

Section 7.05 Quorum; Manner of Acting.

(a) The presence of at least (i) the Hexion Manager and (ii) the CitroTech Manager shall constitute a quorum; provided, however, that if and for so long as a Member is a Defaulting Member, the presence of such Member’s Managers shall not be required to achieve a quorum unless a decision is made at such meeting regarding a Fundamental Matter.

(b) Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(d).

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(c) Each Manager shall have one vote on all matters submitted to the Board; provided, however, that, without limitation of any other rights or remedies that may be available regarding a Member’s breach or default, if and for so long as one of the Members (but not both) is a Defaulting Member, all decisions of the Board (other than any vote, consent, or approval pursuant to, Section 10.03, or regarding a Fundamental Matter) shall be made solely by the Manager designated by the Member that is not a Defaulting Member and the Independent Manager. Except as otherwise set forth in this Agreement (including the foregoing provisions of this Section 7.05(c)), the affirmative vote of at least a majority of the Managers in attendance at any meeting of the Board at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes; provided, that any approval with respect to a Fundamental Matter shall require the affirmative consent of each of the Hexion Manager and CitroTech Manager.

(d) Each Manager may authorize another individual (who may or may not be a Manager, but who shall be an officer or employee of the Member that designated such Manager or an Affiliate of such Member) to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law.

Section 7.06 Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.07 Compensation; No Employment.

(a) Each Manager shall serve without compensation in their capacity as such. Each Manager shall be entitled to reimbursement from the Company for such Manager’s reasonable and necessary out-of-pocket expenses incurred in the performance of their duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company or any subsidiary of the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.

Section 7.08 Chairperson of the Board. One Manager shall be designated in accordance with this Section 7.08 to serve as chairperson of the Board (“Chairperson”). The Chairperson shall preside at all meetings of the Board at which such Chairperson is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson at any meeting. A Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by unanimous agreement of the Managers or as expressly set forth in this Agreement; provided, however, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Manager. The Chairperson may not cut off debate on any matter being considered by the Board and shall, at the request of a Manager, call for a vote on any item under consideration by the Board.

Section 7.09 Officers. Notwithstanding Section 7.01, the Board shall appoint individuals as officers of the Company (the “Officers”) to carry on the regular business of the Company within an approved business plan (the “Business Plan”) and budget, including pricing, customer selection, commercial execution, manufacturing decisions and hiring (other than with respect to the hiring and appointment of Officers) and the Board shall delegate to such Officers the power and authority to take action to operate and manage the Company in accordance therewith; provided however, that the Board shall reserve to itself and the Managers the consideration and determination of all Fundamental Matters. No Officer need be a Member or Manager. Any individual may hold two (2) or more offices of the Company. Each Officer shall hold office until such Officer’s successor is appointed by the Board or until such Officer’s earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Board.

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Section 7.10 No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager or Officer will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a Manager or Officer.

Section 7.11 Budget.

(a) The initial business plan and quarterly and annual budget for the Company through the Fiscal Year ending December 31, 2026 (collectively, the “Initial Budget”), which have previously been approved by the Initial Members, are attached hereto as Schedule B. The Board shall operate, or cause to be operated, the Company in accordance with the Initial Budget, as it may thereafter be amended, modified, or replaced in accordance with Section 7.11(b) (as so amended, modified, or replaced and in effect from time to time, the “Budget”).

(b) At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2027), the President shall prepare and submit to the Board proposed revisions to the Budget for such upcoming Fiscal Year. The Company and its Officers shall operate in accordance with the then approved Budget until a revised Budget is approved by the Board. For the avoidance of doubt, unless and until the Board approves a new annual Budget, the then-current (i.e., previously-approved) annual Budget will continue in effect.

Section 7.12 Deadlock.

(a) If at two (2) successive meetings, the Board is unable to reach a decision by the required vote regarding a Fundamental Matter, the Chairperson shall promptly refer such matter to the Members, who shall attempt in good faith to resolve such matter within the following thirty (30) day period (or, if mutually agreed by the Members, a longer period of time) (the “Negotiation Period”). Any resolution on such matter agreed to by the Members shall be final and binding on the Company and the Members. If the Members are unable to resolve such matter within such period, then a “Deadlock” shall be in effect.

(b) During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement and the Members shall continue to perform their respective obligations under this Agreement and the JV Agreements.

(c) If the Deadlock remains unresolved at the expiration of the Negotiation Period, either party may, by written notice to the other party, refer the matter to mediation. The parties shall jointly appoint a mutually acceptable mediator within fourteen (14) days of such referral. If the parties are unable to agree upon a mediator within such period, either party may request that a mediator be appointed by a recognized mediation institution. The mediation shall be conducted in accordance with the rules of such institution and shall continue for a period not exceeding ninety (90) days from the date of the mediator's appointment (the “Mediation Period”). The costs of the mediation shall be borne equally by the parties.

Section 7.13 Other Activities; Business Opportunities. Except as set forth in Section 10.2, nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses. None of the Members or any of their Affiliates shall be obligated to account to the Company or to the Members for any profits or income earned or derived from such other activities or businesses. None of the Members or any of its Affiliates shall be obligated to inform the Company or any Member of any business opportunity of any type or description.

Section 7.14 Claims Under JV Agreements. Notwithstanding anything herein to the contrary, in the event of a breach or alleged breach by a Member or its Affiliate of an obligation owed by such Member or Affiliate to the Company under any JV Agreement, the other Member so long as it is not a Defaulting Member (the “Asserting Member”) shall be entitled, at the sole and reasonable cost and expense of the Company, to assert a claim (or otherwise enforce any other available actions or remedies), either in such Asserting Member’s own name or on behalf of the Company, in respect of such breach or alleged breach. The Company shall cooperate and comply with any reasonable instructions provided by the Asserting Member in connection with any of the foregoing actions. If a claim or other action taken by or on behalf of a Company by or at the direction of an Asserting Member under this Section 7.14 is unsuccessful, the Asserting Member shall promptly reimburse the Company and the other Member for any expenses incurred or advanced by it in connection with such claim.

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ARTICLE VIII
Exculpation and Indemnification

Section 8.01 Exculpation of Covered Persons.

(a) As used herein, the term “Covered Person” shall mean each (i) Member; (ii) officer, director, shareholder, partner, member, Affiliate, employee, agent, or representative of each Member, and each of their controlling Affiliates; (iii) Manager, Officer, employee, agent, or representative of the Company; and (iv) Tax Matters Representative.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Company, or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act.

Section 8.02 Indemnification.

(a) To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a Member, an Affiliate of a Member, a Manager, or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee, or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on such Covered Person by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct, or a material breach or violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements, in either case as determined by a final, non-appealable order of a court of competent jurisdiction, (A) at least a majority of the Managers who have not, and whose Affiliates have not, been named parties to the claim or proceeding in respect of which indemnification is sought, acting in good faith, or (B) if there are no such disinterested Managers, or if such disinterested Managers so direct, by independent counsel in a written opinion. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct, or a material breach or violation by such Covered Person of any of such Covered Person’s or such Covered Person’s Affiliates’ agreements contained herein or in any JV Agreements.

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(b) To the fullest extent permitted by Applicable Law, expenses (including reasonable legal fees and expenses) incurred by a Covered Person in connection with investigating, preparing to defend, or defending any claim relating to any Losses for which such Covered Person may be entitled to be indemnified pursuant to Section 8.02(a) shall, from time to time, be advanced by the Company prior to a final determination/final, non-appealable determination of a court of competent jurisdiction that, in respect of such matter, such Covered Person is not entitled to indemnification for such Losses; provided, however, that the Covered Person shall have provided to the Company (i) written affirmation of such Covered Person’s good faith belief that such Covered Person has met the standard of conduct necessary for indemnification for such Losses under Section 8.02(a); and (ii) an undertaking to repay all such advanced amounts if it shall ultimately be determined that such Covered Person is not entitled to such indemnification.

(c) The indemnification provided by this Section 8.02 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.02 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.02 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(d) Notwithstanding anything herein to the contrary, nothing in this ARTICLE VIII shall (or shall be construed to) (i) relieve any Member or other Person from any liability or obligation of such Person pursuant to any JV Agreement, or to in any way impair the enforceability of any provision of any JV Agreement against any party thereto or (ii) require the Company to indemnify, hold harmless, defend, pay, or reimburse any Covered Person with respect to any Loss to the extent a Member or its Affiliate is required pursuant to the terms of a JV Agreement to which such Member or Affiliate is a party to indemnify, hold harmless, defend, pay, or reimburse such Covered Person with respect to such Loss.

(e) To the extent available on commercially reasonable terms, the Company may purchase and thereafter maintain, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that (i) all Members and Managers, respectively, shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. Other than pursuant to Section 8.02(g), if any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(f) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.02 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof solely by reason of being a Member or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g) The Company hereby acknowledges that certain Covered Persons (the “Specified Indemnified Persons”) may have or be granted rights to indemnification and advancement of expenses provided by a Member or its Affiliate (directly or by insurance provided by such Person) (collectively, the “Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort of the Specified Indemnified Persons with respect to matters for which indemnification is provided to them under this Agreement and that the Company shall be obligated to make all payments due to or for the benefit of a Specified Indemnified Person under this Agreement without regard to any rights that such Specified Indemnified Person may have against a Member Indemnitor. The Company hereby waives and releases any and all equitable and other rights or claims to contribution, subrogation, or indemnification from the Member Indemnitors in respect of any amounts paid to a Specified Indemnified Person hereunder. The Company further agrees that no payment of Losses or expenses by any Member Indemnitor to or for the benefit of a Specified Indemnified Person shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Member Indemnitors for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify a Specified Indemnified Person for such Losses or expenses hereunder. The Member Indemnitors are third-party beneficiaries of and shall have the power and authority to enforce the provisions of this Section 8.02(g).

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(h) If this Section 8.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.02 to the fullest extent permitted by any applicable portion of this Section 8.02 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(i) The provisions of this Section 8.02 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.02 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 8.02 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.03 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE IX
Transfer

Section 9.01 Restrictions on Transfer.

(a) Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of a Membership Interest, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Code Section 7704(b);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940;

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company; or

(vii) if such Transfer or issuance would result in any Person or an Affiliate of any Person set forth on Exhibit B (the “Blacklist”) to become a Member.

(b) Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

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(c) In the event of a Change of Control or Ownership Change Event through which any Person or Affiliate of any Person on the Blacklist gains beneficial control over CitroTech, CitroTech shall continue to receive the distributions and other economic benefits from the Company set forth in this Agreement but shall thereafter no longer have the right to participate in the management of the Company and CitroTech’s interests shall become, without further action, non-voting for all purposes under this Agreement or pursuant to law. Upon the occurrence of such event both the CitroTech Manager and Independent Manager shall be deemed to have resigned effective immediately, the Board shall thereafter consist of one (1) Manager, who shall be appointed by Hexion, and the Hexion Manager shall be entitled to take any action otherwise reserved to the Board hereunder.

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers. Any Member that is not a Defaulting Member (a “Transferring Member”) may transfer all of its Membership Interest to an Affiliate of such Transferring Member that is an entity wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member; provided that (a) such Transferring Member shall have guaranteed in a writing delivered to the Company and the other Member the performance by the Transferee of all of such Transferring Member’s obligations under this Agreement and all of its and its Affiliates’ obligations under any JV Agreement to which such Transferring Member or its Affiliate is a party or otherwise bound; (b) such Member provides the non-Transferring Member at least ninety (90) days’ prior written notice of its intent to conduct such transfer; (c) the Transferee shall have entered into a Joinder Agreement; and (d) if at any time such Transferee ceases to be an Affiliate of such Transferring Member that is wholly owned, directly or indirectly, by the ultimate parent of such Transferring Member, the Company, such Transferring Member, and such Transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Membership Interest to either (in the sole discretion of such Transferring Member) the ultimate parent of such Transferring Member or any wholly owned Affiliate of such ultimate parent entity.

Section 9.03 Call Option.

(a) Grant of Option. CitroTech grants to Hexion the right, but not the obligation, on and following the four (4) year anniversary of the date of this Agreement, to purchase all, but not less than all, of CitroTech’s Membership Interest (the “Call Interests”) in the Company (the “Call Option”) on the terms and subject to the conditions set forth in this Section 9.03. Hexion may exercise the Call Option by delivering written notice (the “Call Notice”) to CitroTech setting forth its election to purchase the Call Interests, and the proposed closing date (which shall not be more than one hundred twenty (120) days after the delivery of the Call Notice, subject to extension for regulatory or lender approval, or upon a delay in a determination of the Call Interest Valuation, in each case, if applicable.

(b) Purchase Price. The purchase price for the Call Interests (the “Call Price”) shall be determined as follows: No later than ten (10) days after the delivery of a Call Notice by Hexion to CitroTech pursuant to Section 9.03(a), the Members shall each engage one independent investment banking, accounting, or valuation firm with experience in the valuation of businesses similar to the Business (each, a “Valuation Firm”) for purposes of determining Company FMV. All fees and expenses of each such Valuation Firm shall be the responsibility of the Member that engaged such Valuation Firm. Each such Valuation Firm shall determine Company FMV in good faith (acting in accordance with the definition thereof in Section 1.01) and deliver its calculation of Company FMV not later than the first Business Day that is at least forth-five (45) days after the date of delivery of such Call Notice; provided, that both Valuation Firms shall agree on a date on which to both deliver their calculations and Company FMV shall be determined as of such date (the “FMV Determination Date”). If the higher of the two calculations of Company FMV submitted by the two Valuation Firms is not more than $10,000,000 higher than the lower of the two Company FMV calculations, then the Company FMV shall be the higher of the two Company FMV valuations. If the higher of the two calculations of Company FMV submitted by the two Valuation Firms is more than $10,000,000 higher than the lower such Company FMV valuation, Company FMV shall be the average of the Company FMV calculations of the two Valuation Firms.

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(c) Any determination of Company FMV pursuant to Section 9.03(b) shall be final, conclusive, and binding on the Members; provided, however, that if the higher of the resulting Company FMV valuation is not satisfactory to CitroTech, then CitroTech may elect to undertake a CitroTech Exit and satisfy the associated conditions related thereto.

(d) To enable the Valuation Firms to conduct the valuations, the Members and the Company shall furnish to the Valuation Firms such information as they may reasonably request regarding the Business and the Company’s assets, properties, financial condition, earnings, and prospects.

Section 9.04 Right of First Offer.

(a) Notice of Intent to Sell. Prior to initiating any process to sell, transfer, or otherwise dispose of all of its Membership Interest in the Company to any third party (a “Sale Process”), Hexion shall first deliver written notice (the "ROFO Notice") to CitroTech. The ROFO Notice shall set forth Hexion’s bona fide intention to initiate a Sale Process with respect to all of its Membership Interest and shall specify the percentage of Membership Interest proposed to be sold (the “ROFO Interest”).

(b) Right to Make Offer. Within thirty (30) days following receipt of the ROFO Notice (the “Offer Period”), CitroTech shall have the right, but not the obligation, to deliver to Hexion a written offer (the “ROFO Offer”) to purchase all (but not less than all) of the ROFO Interest. The ROFO Offer shall set forth the price, payment terms, and other material terms and conditions upon which CitroTech proposes to acquire the ROFO Interest.

(c) Response to Purchase Offer. Within fifteen (15) days following receipt of a ROFO Offer, Hexion shall notify CitroTech in writing whether Hexion accepts or rejects the ROFO Offer. If Hexion accepts the ROFO Offer, the parties shall proceed to consummate the transaction on the terms set forth therein within sixty (60) days following such acceptance, or such other period as may be mutually agreed upon by the parties.

(d) Rejection or Failure to Offer. If (i) CitroTech does not deliver a ROFO Offer within the Offer Period, or (ii) Hexion rejects the ROFO Offer in accordance with Section 9.04(c), then Hexion shall be free to initiate a Sale Process and sell the ROFO Interest to any third party except for a third party set forth on Exhibit B; provided, however, that (A) any such sale must be consummated within one hundred eighty (180) days following the expiration of the Offer Period or the date of rejection of the ROFO Offer, as applicable, (B) the sale must be at a price and on terms no less favorable to Hexion than those set forth in the ROFO Offer, if any, and (C) CitroTech may participate in the Sale Process with respect to the ROFO Interest. If Hexion does not consummate a sale within such one hundred eighty (180) day period, the provisions of this Section 9.04 shall again apply to any subsequent proposed transfer.

Section 9.05 Right of First Refusal. Subject to Section 9.02, in the event that CitroTech desires to transfer to any third person all of its Membership Interest, CitroTech may do so only in full and complete compliance with the procedures set forth below:

(a) CitroTech shall give written notice (the “ROFR Notice”) to Hexion (the “Offeree”) setting forth in reasonable detail the following:

(i) That CitroTech has given to, or received from, an independent third party that is not set forth on Exhibit B (the “Offeror”) a good faith written offer (the “Offer”) to transfer all of its Membership Interests (the “Offered Interests”); and

(ii) that CitroTech thereby offers to transfer all Offered Interest to the Offeree at a price and upon such terms and conditions as are set forth in the Offer, a true copy of which shall be attached to the ROFR Notice.

(b) Within thirty (30) days after receipt of the ROFR Notice (the “ROFR Offering Period”), the Offeree may, at its option, elect to purchase all (but not less than all) of the Offered Interests by giving written notice of the intention to do so to CitroTech. Closing of the purchase of the Offered Interests shall occur as set forth in Section 9.05(d).

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(c) In the event that an offer to Transfer made pursuant to Section 9.05(a) and (b) is rejected, whether by expiration of the ROFR Offering Period or otherwise, and CitroTech has complied with the requirements of Section 9.05(a) and (b), CitroTech shall be permitted to Transfer the Offered Interests to the Offeror upon the terms and conditions as stated in the Offer; provided, however, that such Transfer may not be effected until the Offeror has executed and adopted this Agreement or a counterpart thereof. Closing of the purchase of the Offered Interest shall occur as set forth in Section 9.05(d). Transfer pursuant to the Offer must be made within sixty (60) days following the expiration of the relevant ROFR Offering Period and, if the Transfer is not made within such time period, the Offered Interests shall again become subject to the restrictions of this Section 9.05.

(d) Closing for the transfer of Membership Interests pursuant to Section 9.05 shall occur within sixty (60) days following expiration of any relevant ROFR Offering Period and shall take place at the office of the Company at 10:00 a.m. on the date so specified in the written notice, or at such other time and place as shall be mutually agreeable. At such closing, CitroTech must transfer and deliver the Membership Interests to the Offeror or Offeree, as applicable, and the Offeror or Offeree, as applicable, shall pay the agreed consideration to CitroTech. CitroTech shall also deliver to the Offeror or Offeree, as applicable, an instrument executed by CitroTech, warranting that the Membership Interests are free and clear of all liens, claims, and encumbrances of every kind (other than restrictions under the Securities Act and this Agreement).

Section 9.06 Put Rights.

(a) At any time, in Hexion’s sole discretion, Hexion shall have the right (the “Hexion Put Right”) to elect to require that CitroTech acquire all, but not less than all, of Hexion’s Membership Interests for a purchase price equal to one dollar ($1.00) in the aggregate for all of Hexion’s then outstanding Membership Interests. Hexion may exercise the Hexion Put Right by delivering a written notice (the “Hexion Put Right Notice”) to CitroTech. Upon delivery of the Hexion Put Right Notice, CitroTech will be obligated to purchase Hexion’s Membership Interest. Hexion shall designate a closing date of such purchase, which shall be no later than thirty (30) days following the delivery of the Hexion Put Right Notice (the “Hexion Put Date”). Upon payment of one dollar ($1) by CitroTech to Hexion: (i) Hexion shall automatically cease to be a Member of the Company (and shall be deemed to have ceased to be a Member of the Company), (ii) Hexion shall have no further rights or obligations hereunder, except any rights of indemnification or other claims accruing prior to such date or which by their terms survive such cessation, (iii) each Member shall, upon the other Member’s request, execute a commercially reasonable release releasing the Company and the other Member from all claims except those that expressly survive pursuant to this Agreement, and (iv) the Hexion Manager shall be deemed to have resigned effective as of the Hexion Put Date.

(b) (i) At any time at which CitroTech is not a Defaulting Member and has no amounts outstanding under an Advance, in CitroTech’s sole discretion, CitroTech shall have the right (the “CitroTech Put Right”) to elect to require that Hexion acquire all, but not less than all, of CitroTech’s Membership Interests (a “CitroTech Exit”) for a purchase price equal to one dollar ($1.00) in the aggregate for all of CitroTech’s then outstanding Membership Interests. CitroTech may exercise the CitroTech Put Right by delivering a written notice (the “CitroTech Put Right Notice”) to Hexion. Upon delivery of the CitroTech Put Right Notice, Hexion will be obligated to purchase CitroTech’s Membership Interest. CitroTech shall designate a closing date of such purchase, which shall be no later than thirty (30) days following the delivery of the CitroTech Put Right Notice (the “CitroTech Put Date”). Upon payment of one dollar ($1.00) by Hexion to CitroTech: (A) CitroTech shall automatically cease to be a Member of the Company (and shall be deemed to have ceased to be a Member of the Company); (B) CitroTech shall have no further rights or obligations hereunder, except any rights of indemnification or other claims accruing prior to such date or which by their terms survive such cessation; (C) each Member shall, upon the other Member’s request, execute a commercially reasonable release releasing the Company and the other Member from all claims except those that expressly survive pursuant to this Agreement; (D) the CitroTech Manager shall be deemed to have resigned effective as of the CitroTech Put Date; and (E) CitroTech will receive a [***] percent ([***]%) royalty on Net Sales (as defined in the License Agreement) as contemplated in Section 2.7 of the License Agreement (payable once all outstanding amounts contemplated under this Section 9.06(b) have been paid in full and subject to adjustment as contemplated in Section 9.06(c)) (the “Exit Royalty”) with such Exit Royalty being treated as a distribution in exchange for Membership Interest held by CitroTech pursuant to Code Section 736.

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(c) If (i) at 12:01 am Eastern Time on January 1, [***] the Company is not Viable (as defined herein) or (ii) during the calendar year ended December 31, [***], the Company does not have $[***] in annual recurring revenue from sales of its products to customers or a written binding commitments representing $[***] in annual recurring revenue (each, a “Commercialization Default”), then on the first day of the calendar month following the Commercialization Default (the “Non-Exclusive Date”), the License Agreement will be non-exclusive to the Company beginning at 12:01 am Eastern Time on the Non-Exclusive Date, at which time the License Agreement shall immediately become non-exclusive to the Company and the License Agreement shall be amended such that the License Agreement is no longer exclusive to the Company; provided, however, that upon the occurrence of the Non-Exclusive Date, CitroTech shall be prohibited from entering into commercial agreements using the FR IP in the Field of Use with any Person on the Blacklist under Exhibit B(ii), until such time as the License Agreement is terminated or Hexion ceases to be a Member of the Company; provided, further, that following the Non-Exclusive Date, if CitroTech enters into a commercial contract with a Person not on the Blacklist under Exhibit B(ii) using the FR IP in the Field of Use, which includes a royalty that is less than the Exit Royalty (the “Third-Party Royalty”), CitroTech shall provide written notice to Hexion of the Third-Party Royalty, and thereafter the Exit Royalty shall be reduced to the amount of the Third-Party Royalty.

For purposes of this Section 9.06(c), “Viable” means that the Company is in a position to make distributions to the Members (even if the Board has determined that it is in best interests of the Company to reinvest the distributable amounts for growth).

(d) The Member initiating an exit pursuant to this Section 9.06 shall pay the costs and expenses, including for the avoidance of doubt, any taxes (whether US federal, state, local or international) that become due and payable in connection with, or as a result of, such transfer.

(e) The provisions of Section 9.03 shall not apply during the pendency of a Ownership Change Event or Change of Control of CitroTech. For the avoidance of doubt, this Section 9.06(e) shall not apply prior to the occurrence of, and each party’s rights under Section 9.03 will not be terminated due the closing or completion of an Ownership Change Event or Change of Control of CitroTech.

ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01   Confidentiality.

(a) Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continue to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or for purposes of monitoring, analyzing, and administering its investment in the Company), including use for personal, commercial, or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, espionage, loss, and theft.

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(b) Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent reasonably necessary to assert any right or defend any claim arising under this Agreement or any JV Agreement; (v) to the other Member; or (vi) to such Member’s Affiliates and its and their Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information in connection with such Member’s Membership Interest and (A) have agreed to be bound by the provisions of this Section 10.01 as if a Member or (B) are bound by confidentiality and use restrictions on terms no less protective than those set forth in this Section 10.01; or (vii) to any bona fide potential Permitted Transferee in connection with a proposed Transfer by such Member in accordance with this Agreement, as long as such potential Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Member shall (x) to the extent legally permitted, provide the Company and the other Member with prompt written notice of the anticipated disclosure so the Company may seek a protective order or other appropriate remedy; (y) disclose only the portion of such Confidential Information as counsel to such Member advises is legally required to be disclosed; and (z) use commercially reasonable efforts, at the Company’s expense, to ensure that any Confidential Information so disclosed is accorded confidential treatment, when and if available.

(c) The restrictions of Section 10.01 shall not apply to Confidential Information that, as evidenced by written documentation: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in breach of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of or reference to Confidential Information; or (iii) is lawfully made available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member, or any of their respective Affiliates or Representatives, provided, that such source is not known by the receiving Member to be bound by a duty of confidentiality to the Company, the other Member or its Affiliates or Representatives, or a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 10.01 shall survive for so long as such Member or its Permitted Transferee remains a Member, and thereafter for three (3) years following the earlier of (i) the termination, dissolution, liquidation, and winding up of the Company and (ii) such Member’s or its Permitted Transferee’s Transfer of its Membership Interest.

Section 10.02   Non-Competition; Non-Solicitation.

(a) Each Member hereby agrees that, for so long as it or its Permitted Transferee, directly or indirectly, owns a Membership Interest or for twelve (12) months thereafter (the “Restricted Period”), such Member shall not (and it shall cause its Affiliates not to) (x) engage in the Business in any country in which the Company operates or has documented plans to operate as of the date such Member or Permitted Transferee no longer owns a Membership Interest (the “Territory”) or (y) directly or indirectly, through one or more of its Affiliates, own, manage, operate, control, or participate in the ownership, management, operation, or control of, any Competitor or any division or business segment of any Competitor; provided, that nothing in this Section 10.02(a) shall prohibit such Member or any of its Affiliates from acquiring or owning, directly or indirectly:

(i) up to five percent (5%) of the aggregate voting securities of any Competitor that is a publicly traded Person; or

(ii) up to five (5%) of the aggregate voting securities of any Competitor that is not a publicly traded Person, so long as such interest is passive and neither such Member nor any of its Affiliates, directly or indirectly, designates a member of the board of directors (or similar body) of such Competitor or its Affiliates or otherwise has an active role in the management or governance of such Person.

For purposes of this Section 10.02(a), “Competitor” means any other Person engaged, directly or indirectly, in whole or in part, in the Business in the Territory and each individual listed on Exhibit B hereto.

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(b) In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by the Company within three (3) months prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 10.02(b) shall not prevent (i) a Member or its Affiliates from hiring or soliciting any employee or former employee of the Company who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any Company employees or (ii) a Member from rehiring a former employee who became an employee of the Company.

(c) In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers, or suppliers of the Company for purposes of diverting their business or services from the Company.

(d) Each Member acknowledges and agrees that its breach or threatened breach of this Section 10.02 would give rise to irreparable harm to the other Member and the Company, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Member of any such obligations, the other Member and the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, as well as an equitable account of all earnings, profits, and other benefits arising from any such breach, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each Member acknowledges that the restrictions contained in this Section 10.02 are reasonable and necessary to protect the Members’ legitimate interests and constitute a material inducement to the other Member to enter into this Agreement and consummate the transactions contemplated hereby. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 10.02, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 10.02, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties, as embodied herein, to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

Section 10.03   Related-Party Agreements. Except as expressly provided in this Agreement or in any JV Agreement, the Company shall not and shall not cause or permit any of its Subsidiaries to, directly or indirectly, enter into, enter into any commitment to enter into, extend, amend in any material respect, waive, supplement, or terminate (other than pursuant to its terms) any Related-Party Agreement (including any JV Agreement), other than to the extent (a) approved by both Members or (b) approved by a majority of the Board of Managers and such action is reasonably required by the Company and is on terms no less favorable to the Company than those that would have been obtained in a comparable transaction entered into with an unaffiliated third party on an arm’s-length basis.

Section 10.04   Non-Circumvention. The Members agree that the products in the Field of Use sold by the Company (the “JV Products”) will be sold exclusively through the Company and neither Member nor any of its Affiliates shall be entitled to sell the JV Products outside of the Company. Notwithstanding the preceding sentence, (i) if a Member requests that the Company commercialize a JV Product in a particular country and provides its commitment to contribute its share of the funding requested by the Company for such commercialization, and the Board of Managers elects not to commercialize such JV Product in such country and instead affirmatively approves the requesting Member or Member’s Affiliate’s commercialization of such JV Product, then the requesting Member or Member’s Affiliate may commercialize the approved JV Product in the approved country using its own intellectual property (including, in respect of CitroTech, through the use of the FR IP), without any right or license to use any intellectual property of the other Member or the Company, and (ii) the limitation will not apply to Hexion following a CitroTech Exit (provided that the royalty would continue to apply to any products commercialized using the FR IP).

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ARTICLE XI
Accounting; Tax Matters

Section 11.01   Financial Statements. The Company shall furnish to each Member the following reports:

(a) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, unaudited consolidated balance sheets of the Company as at the end of each such Fiscal Year and unaudited consolidated statements of income, cash flow, and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP, applied on a basis consistent with prior years.

(b) As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02   Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours for any purpose reasonably related to such Member’s interest as a Member to:

(a) the Company’s properties, offices, plants, and other facilities;

(b) the corporate, financial, and similar records, reports, and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, and copies of any management letters and communications with Members (which right of access shall include the right to examine such documents and to make copies thereof or extracts therefrom); and

(c) any Officers, senior employees, and accountants of the Company for the purpose of discussing and advising on the affairs, finances, and accounts of the Company (and the Company hereby authorizes each such Officer, senior employee, and accountant to engage in such discussions with such Member and its Representatives);

provided, however, that (i) a requesting Member shall bear its own and its Representatives’ expenses and all reasonable out-of-pocket expenses (and not any portion or allocation of general or administrative expense) incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02; and (ii) if the Company provides or makes available any report or written analysis to or for any Member or Representative of such Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03   Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

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Section 11.04   Tax Matters Representative.

(a) The Members hereby appoint Wesley J. Bolsen as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative may resign at any time. The Tax Matters Representative may be removed at any time by the Board. In the event of the resignation or removal of the Tax Matters Representative, the Board shall select a replacement.

(b) The Tax Matters Representative is authorized to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. The Tax Matters Representative shall not take any actions in a tax audit or proceeding, including extending the statute of limitations, filing a request for administrative adjustment, filing suit relating to any Company tax refund or deficiency, entering into any settlement agreement relating to items of income, gain, loss, or deduction of the Company, or making any elections or other determinations, without the approval of the Board.

(c) To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”) pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e) Notwithstanding anything herein to the contrary, any reasonable out-of-pocket expenses incurred by the Tax Matters Representative in carrying out their responsibilities and duties in such capacity under this Agreement shall be an expense of the Company for which the Tax Matters Representative shall be reimbursed by the Company.

(f) The Company has made an election under Code Section 754 and shall take commercially reasonable steps to keep such election in effect.

(g) The provisions of this Section 11.04 and the obligations of a Member or former Member pursuant to Section 11.04 shall survive the termination, dissolution, liquidation, and winding up of the Company and the Transfer of a Member’s Membership Interest.

Section 11.05   Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, but in any event prior to July 31st of such year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year.

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Section 11.06   Company Funds. All funds of the Company shall be deposited in its name in such checking, savings, or other bank accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01   Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The unanimous determination of the Members to dissolve the Company;

(b) The Bankruptcy or Dissolution of a Member, unless within ten (10) Business Days after the occurrence of such Bankruptcy or Dissolution, the other Member agrees in writing to continue the business of the Company;

(c) At the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member (and without limitation of any other rights or remedies that may be available to such electing Member);

(d) The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company;

(e) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 12.02   Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03, and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03   Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, if the Company is being dissolved pursuant to Section 12.01(b) or Section 12.01(c) based on the Bankruptcy, Dissolution, or default of a Member, the other Member shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable, but only after creditors that are non-Members have first been paid in full) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

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(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in accordance with Section 6.01.

(d) Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time; provided, however, that any distribution in kind shall not include the License Agreement. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith. For the avoidance of doubt, upon the occurrence of any event in Section 12.01, the License Agreement shall immediately terminate and thereafter be null, void and of no effect.

(e) All documents and records of the Company, including financial records, shall be delivered to Hexion upon dissolution of the Company; provided, however, that CitroTech shall receive a copy of any documents and records requested by CitroTech simultaneously with the delivery to Hexion. Such Member shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records reasonably available during normal business hours to the other Member and its Representatives for inspection and copying; provided that such access shall not unduly interfere with the management and business of Hexion or its Affiliates.

Section 12.04   Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05   Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.02. The provisions of Section 12.03(e) shall survive the dissolution, liquidation, winding up, and termination of the Company in accordance with their terms.

Section 12.06   Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII
Miscellaneous

Section 13.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02   Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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Section 13.03   Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) three (3) days following deposit with an international overnight courier (charges prepaid); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	180 E. Broad Street, 27th Floor Columbus, OH 43215 Attention: President
with copies:	To each of the Members
If to Hexion:	180 E. Broad Street, 27th Floor Columbus, OH 43215 Email: Michael.Lefenfeld@hexion.com Attention: Chief Executive Officer
with a copy to:	Nixon Peabody LLP Exchange Place 53 State Street Boston, MA 02109 Email: ckeefe@nixonpeabody.com; pdeturk@nixonpeabody.com Attention: Christopher P. Keefe; Paul DeTurk
If to CitroTech:	6400 S. Fiddlers Green Cir, Suite 300 Greenwood Village, CO 80111 Email: wes.bolsen@citrotech.com Attention: Chief Executive Officer
with a copy to:	8810 Luray Court Rosenberg, Texas 77469 Email: tony.newton@citrotech.com Attention: General Counsel

Section 13.04   Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 13.05   Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.02(h), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 13.06   Entire Agreement.

(a) This Agreement, together with the Certificate of Formation, the JV Agreements in effect on the date hereof, and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(b) In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Services Agreement, the Contribution Agreement and/or the License Agreement, this Agreement shall control with respect to such conflict.

Section 13.07   Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.08   No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons and Member Indemnitors as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09   Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A hereto that are necessary to reflect any Transfer of a Membership Interest in accordance with this Agreement or change of address of a Member shall be made by the Board without the consent of or execution by the Members.

Section 13.10   Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.

Section 13.11   Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.12   Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action, or other proceeding brought in any such court

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Section 13.13   Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.14   Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.15   Attorneys’ Fees. In the event that a party hereto institutes any legal suit, action, or proceeding against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.16   Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.17   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

HEXITECH LLC

By: /s/ Wesley J. Bolsen

Name: Wesley J. Bolsen

Title: President

The Members:

HEXION INC.

By: /s/ Michael Lefenfeld

Name: Michael Lefenfeld

Title: Chief Executive Officer

CITROTECH, INC.

By: /s/ Wesley J. Bolsen

Name: Wesley J. Bolsen

Title: Chief Executive Officer

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